SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                December 27, 1999
                Date of Report (date of earliest event reported)



                         SILVERTHORNE PRODUCTION COMPANY
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



        Colorado                      0-11730                 484-0189377
 ---------------------------      ---------------         ---------------------
(State or other jurisdiction     (Commission File        (I.R.S. Employer
 of incorporation)                Number)                 Identification Number)




    7001 Seaview Avenue NW, Suite 210, Seattle, Washington           98117
    ------------------------------------------------------          --------
           (Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (206) 297-6151






          3220 South Higuera Street, San Luis Obispo, California 93401
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

     On August 20, 1999, Silverthorne Production Company (the "Company") completed the first closing of the acquisition of all of the assets of Inter-American Telecommunications Holding Corporation ("ITHC") in exchange for shares of the Company's Common Stock. The transaction was previously reported in
Item 1 of the Company's Current Report on Form 8-K dated September 17, 1999, that was filed on September 20, 1999. On November 24, 1999, ITHC transferred 150,000 shares of the Company's stock to two persons in partial payment of a finder's fee. On December 27, 1999, the Company and ITHC agreed that the total number of shares of the Company's Common Stock that were to be issued at the first closing was 11,742,953 shares rather than 29,242,953 shares and the total number of shares to be issued at the second closing was 37,298,444 pre-split shares. Further, the Company and ITHC made it clear that the Company was acquiring all of the assets and assuming all of the liabilities of ITHC as of August 20, 1999.

     As a result of ITHC's right to receive the 11,742,953 shares of the Company's Common Stock, the transfer of 150,000 shares of the Company's Common Stock and the previous sale of 12,602,431 shares of the Company's Common Stock to ITHC, ITHC now beneficially owns 24,195,384 shares, or approximately 54% of the Company's outstanding shares of Common Stock.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS.

     (c)  Exhibits.

          Exhibit 2 Amendment dated December 27, 1999, to Stock Purchase and Asset Acquisition Agreement by and among Silverthorne Production Company, Inter-American Telecommunications Holding Corporation, et al.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SILVERTHORNE PRODUCTION COMPANY



Dated:  January 14, 2000                  By: /s/ Jimmy L. Boswell
                                              ----------------------------
                                              Jimmy L. Boswell, President


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